As filed with the Securities and Exchange Commission on September 24, 1997

                                                  Registration No. 333-16909
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM S-3
                          POST-EFFECTIVE AMENDMENT NO. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                              BIOMUNE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                                        87-0380088
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                                David G. Derrick,
                                                Chief Executive Officer
                                                Biomune Systems, Inc.
    2401 South Foothill Drive                   2401 South Foothill Drive
    Salt Lake City, Utah  84109-1405            Salt Lake City, Utah 84109-1405
    (801) 466-3441                              (801) 466-3441

(Address, including zip code, and           (Name, address, including zip code,
telephone number, including                  and telephone number, including
area code, of registrant's principal         area code, of agent for service)
executive offices)


                         Copies to: Kevin R. Pinegar, Esq.
                              N. Todd Leishman, Esq.
                       Durham, Evans, Jones & Pinegar, P.C.
                          50 South State Street, Suite 850
                             Salt Lake City, Utah 84144
                                 (801) 320-6700


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      This amendment is filed for the sole purpose of stating the total number of shares of the Registrant's Common Stock covered by the Registration Statement. The Registration Statement as originally filed by the Registrant covered 8,613,841 as well as "an indeterminable number of additional shares of the Registrant's Common Stock as may be issuable at the time of conversion resulting from changes in the components of the conversion formula and the adjustment provisions concerning the conversion of the Registrant's Series C 8% Cumulative Convertible Non-Voting Preferred Stock (the "Series C Shares"), which securities are convertible into shares of the Registrant's Common Stock, and which shares of Common Stock" were registered thereby. The Registrant and the holder of the Series C Shares have agreed on the number of shares of Common Stock to be issued upon conversion. The total of such shares of Common Stock, which were registered as provided above, is 16,969,921 shares, issuable upon conversion of such shares. The registration statement is therefore amended to provide that the number of shares issuable upon conversion of the Series C Shares.

                                                      DATED September 24, 1997
PROSPECTUS

                              BIOMUNE SYSTEMS, INC.

                               23,058,508 Shares of
                                  Common Stock,
                           $0.0001 par value per share
                            -------------------------

This Prospectus relates to a total of 23,058,508 shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of Biomune Systems, Inc., a Nevada corporation (the "Company"), including (i) 16,969,921 shares issuable upon the exercise by the holders of shares of the Company's Series C 8% Cumulative Convertible Non-Voting Preferred Stock, $0.0001 par value per share (the
"Series C Preferred"), of the conversion right set forth in the Designation of Rights and Preferences related to the Series C Preferred, as amended (the "Series C Conversion Shares"); (ii) 5,300,588 shares of Common Stock issuable upon the exercise by holders of certain outstanding options and warrants issued pursuant to agreements that contain "piggyback" registration rights
(the "Contract Warrant Shares"); and (iii) 788,000 shares of Common Stock that were issued as restricted shares of Common Stock pursuant to certain agreements that contain "piggyback" registration rights (the "Contract Restricted Shares"). The Series C Conversion Shares, the Contract Warrant
Shares and the Contract Restricted Shares are, collectively, referred to herein as the "Shares." Each share of Series C Preferred may be converted at the holder's option into the number of shares of the Company's Common Stock at the rate of 5,130 shares of Common Stock for each share of Series C Preferred. Notwithstanding the conversion provision regarding the Series C Preferred, a holder thereof may not at any time hold shares of the Company's Common Stock exceeding 4.9% of the total number of issued and outstanding shares of Common Stock. As a result of uncertainty as to the Market Price and Conversion Factor that may be applicable at the time of conversion and related adjustment provisions concerning the conversion of the Series C Preferred, this Prospectus also covers an indeterminable number of additional shares of the Company's Common Stock. See "Description of the Company's Capital Stock", below. Holders of the Series C Preferred must exercise their conversion right thereunder prior to the sale of the Series C Conversion Shares offered hereby. The Company will not receive any proceeds upon the conversion of shares of Series C Preferred into Series C Conversion Shares or upon the sale of the Series C Conversion Shares.

This Prospectus also relates to the offering from time to time of the Contract Warrant Shares following the exercise of the underlying options and warrants by the holders of certain options and warrants issued by the Company and of the Contract Restricted Shares by the holders of certain shares of the Company's restricted Common Stock. The restricted shares of Common Stock currently underlying the Contract Restricted Shares were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "1933 Act"). The Company will not receive any proceeds upon the sale of the Contract Restricted Shares. The Company will, however, receive the exercise price of the options and warrants underlying the Contract Warrant Shares upon the exercise thereof, but will not receive any of the proceeds from the sale of the Contract Warrant Shares. The exercise prices of the options and warrants that underlie the Contract Warrant Shares range from $1.67 to $4.00 per share. The Company will pay all costs and fees associated with the registration of the Shares under federal and state securities laws and the preparation and delivery of this Prospectus. No underwriting discounts or commissions are payable in connection with the issuance of the Shares.

                The date of this Prospectus is September 24, 1997

                     --------------------------------------

   An Investment in the Shares Offered Hereby Involves a High Degree of Risk.
     See "Risk Factors" for a Discussion of Certain Factors that Should be
                      Considered by Prospective Investors.
                     --------------------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "BIME". On August 29, 1997, the average of the final bid and asked prices for the Company's Common Stock as reported on the NASDAQ SmallCap Market was $.625 per share.

     The Shares may be sold from time to time directly by the holders thereof or by pledges, donees, transferees or other successors-in-interest to such security holders. Alternatively, the Shares may be offered from time to time by or through brokers or dealers who may act solely as agents or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place on the NASDAQ SmallCap Market, including block trades, ordinary broker's transactions, privately-negotiated transactions or through sales to one or more brokers or dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid in connection with such sales.

     No dealer, salesman or other person or entity has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person or entity. All information contained herein is as of the date of this Prospectus except as otherwise indicated. Neither the delivery of this Prospectus, nor any sale, distribution or resale made hereunder shall, under any circumstances, create any implication that there has been no change in the business or affairs of the Company or in the facts herein set forth since the date hereof or since the date otherwise indicated.

     Information contained herein is subject to completion or amendment. A Registration Statement (as that term is defined below) relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy any security other than the Shares, nor shall this Prospectus constitute an offer to or solicitation of any person or entity in any jurisdiction in which such offer or solicitation cannot be lawfully made.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Company's reports, proxy statements and other information filed with the Commission may also be inspected at the office of the National Association of Securities Dealers, Inc., 1733 K Street, N.W., Washington, DC 20006, on whose NASDAQ System the Company's Common Stock is listed for trading.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto) (collectively, the "Registration Statement") under the 1933 Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement. Each summary in this Prospectus or information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities of the Commission referenced above.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Michael G. Acton, Chief Financial Officer, Biomune Systems, Inc., 2401 South Foothill Drive, Salt Lake City, Utah 84109-1405, telephone number (801) 466- 3441.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 24th day of September, 1997.

                                           BIOMUNE SYSTEMS, INC.
                                             (Registrant)

                                          By:    /s/ David G. Derrick
                                                 David G. Derrick
                                                 Its:  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                Title                           Date

/s/ David G. Derrick       Chief Executive Officer and       September 24, 1997
David G. Derrick           Chairman of the Board of
                           Directors (Principal
                           Executive Officer)

/s/ James J. Dalton*       Vice Chairman of the Board        September 24, 1997
James J. Dalton

/s/ Milton G. Adair*       President and Director            September 24, 1997
Milton G. Adair

/s/ Michael G. Acton       Chief Financial Officer and       September 24, 1997
Michael G. Acton           Controller (Principal Financial
                           and Accounting Officer)

/s/ Aaron Gold*            Director                          September 24, 1997
Aaron Gold

/s/ Charles J. Quantz*     Director                          September 24, 1997
Charles J. Quantz

/s/ Thomas Q. Garvey III*  Director                          September 24, 1997
Thomas Q. Garvey III

/s/ Christopher D. Illick* Director                          September 24, 1997
Christopher D. Illick

* by: /s/ David G. Derrick
pursuant to power of attorney
dated November 26, 1996